CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
As of December 31, 2023 and December 31, 2022 (Successor), and the year ended December 31, 2023 (Successor) and the periods from
December 21, 2022 through December 31, 2022 (Successor), and
January 1, 2022 through December 20, 2022 (Predecessor)
With Report of Independent Auditors

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Consolidated and Combined Financial Statements

Report of Independent Auditors	1
Consolidated Balance Sheets	3
Consolidated and Combined Statements of Operations and Comprehensive Loss	5

Consolidated and Combined Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders’ Deficit and Parent Investment	6

Consolidated and Combined Statements of Cash Flows	7
Notes to Consolidated and Combined Financial Statements	8-36

Report of Independent Auditors
To the Stockholders of Amelia Holdings, Inc. and Subsidiaries
Opinion
We have audited the consolidated and combined financial statements of Amelia Holdings, Inc. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and December 31, 2022 (Successor), and the related consolidated and combined statements of operations and comprehensive loss, changes in convertible redeemable preferred stock and stockholders’ equity and parent investment, and cash flows for the year ended December 31, 2023 (Successor), and the periods from December 21, 2022 through December 31, 2022 (Successor), January 1, 2022 through December 20, 2022 (Predecessor), and the related notes (collectively referred to as the “financial statements”).
In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2023 and December 31, 2022 (Successor), and the results of its operations and its cash flows for the year ended December 31, 2023 (Successor) and for the periods from December 21, 2022 through December 31, 2022 (Successor), January 1, 2022 through December 20, 2022 (Predecessor) in accordance with accounting principles generally accepted in the United States of America.
Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 of the financial statements, the Company has suffered recurring losses from operations, has insufficient liquidity to satisfy amounts due to third-party lenders, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

A member firm of Ernst & Young Global Limited

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, which raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.
Auditor’s Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.
In performing an audit in accordance with GAAS, we:
•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

A member firm of Ernst & Young Global Limited

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
•Conclude whether, in our judgment, there are conditions or events considered in the aggregate, which raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.
We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/Ernst & Young LLP

October 22, 2024

A member firm of Ernst & Young Global Limited

.AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	Successor
	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$11,358,793	$63,641,254
Accounts receivable, net of allowances for credit losses	19,746,822	15,315,273
Prepaid expenses and other current assets	7,215,935	8,554,754
Deferred sales commissions	1,081,752	—
Total current assets	39,403,302	87,511,281

Property and equipment, net	355,657	105,779
Right of use assets, net	353,186	883,912
Deferred sales commissions, non-current	2,580,173	—
Intangibles, net	55,099,291	65,678,955
Goodwill	107,307,336	107,535,026
Deferred financing costs	—	6,757,897
Other non-current assets	2,796,917	706,949
Total assets	$207,895,862	$269,179,799

LIABILITIES, CONVERTIBLE REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$6,874,163	$16,461,916
Accrued expenses and other liabilities	20,308,300	20,683,027
Current portion of debt	88,708,173	—
Contingent value right liability	9,667,326	10,568,268
Short-term lease obligations	230,451	438,312
Due to related party	1,394,565	—
Deferred revenues	26,646,326	28,527,980
Total current liabilities	153,829,304	76,679,503

Long-term debt	—	71,350,820
Deferred revenue, non-current	12,292,181	12,592,507
Deferred tax liabilities	12,665,290	12,201,592
Other non-current liabilities	4,779,215	3,696,156
Total liabilities	183,565,990	176,520,578

Commitments and contingencies

Preferred Stock Series A-1 and A-2, $0.001 par value; 16,034,483 shares authorized; 7,780,941 shares issued and outstanding. Aggregate liquidation preference of
$251,900,428 and $226,939,186 as of December 31, 2023 and 2022, respectively	251,900,428	226,939,186

Stockholders’ deficit:
Class A and Class B Common Stock, $0.001 par value; 253,933,170 shares authorized;	100,000	100,000
100,000,000 shares issued and outstanding as of December 31, 2023 and 2022
Additional paid-in capital	—	—
Accumulated deficit	(225,769,829)	(134,379,394)
Accumulated other comprehensive loss	(1,900,727)	(571)
Total stockholders’ deficit	(227,570,556)	(134,279,965)
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$207,895,862	$269,179,799
See accompanying notes.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF
OPERATIONS AND COMPREHENSIVE LOSS

	Successor		Predecessor
	(Consolidated)		(Combined)
	Year Ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 through December 20, 2022

Revenue	$93,274,273	$2,628,105	$78,298,349
Operating Expenses
Cost of revenues (exclusive of depreciation and amortization)	56,890,935	1,405,842	45,174,237
Research and development	13,582,104	283,783	9,883,905
Sales and marketing	25,059,789	1,205,427	24,145,614
General and administrative	29,039,659	10,306,465	32,151,975
Depreciation and amortization	12,094,909	324,363	2,259,093
Total operating expenses	136,667,396	13,525,880	113,614,825
Loss from operations	(43,393,123)	(10,897,775)	(35,316,476)

Other income (expense), net:
Other income (expense), net	(5,758,633)	(301,205)	2,488,820
Interest expense, net	(16,782,137)	(407,420)	(6,596,317)
Total other income (expense), net	(22,540,770)	(708,625)	(4,107,497)

Loss before provision for income taxes	(65,933,893)	(11,606,400)	(39,423,973)
Income tax expense	(495,300)	—	(549,339)
Net loss	$(66,429,193)	$(11,606,400)	$(39,973,312)

Other comprehensive loss:
Foreign currency translation adjustment	(1,900,156)	(571)	(150,356)
Total comprehensive loss	$(68,329,349)	$(11,606,971)	$(40,123,668)
See accompanying notes.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CHANGES IN
CONVERTIBLE REDEEMABLE STOCK AND STOCKHOLDERS’ DEFICIT AND PARENT INVESTMENT

	Convertible Redeemable Senior Series A Preferred Stock		Class B Common Stock		Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Net Parent Investment	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount
Predecessor balance, December 31, 2021	—	$—	—	$—	$—	$(371,773)	$—	$(51,528,696)	$(51,900,469)
Net transfer to parent	—	—	—	—	—	—	—	(10,370,391)	(10,370,391)
Foreign currency translation adjustment	—	—	—	—	—	(150,356)	—	—	(150,356)
Net loss	—	—	—	—	—	—	—	(39,973,312)	(39,973,312)
Predecessor balance, December 20, 2022	—	—	—	—	—	(522,129)	—	(101,872,399)	(102,394,528)

Successor balance, December 21, 2022	—	—	—	—	—	—	—	—	—
Issuance of common stock to effect business combination	—	—	100,000,000	100,000	29,247,639	—	—	—	29,347,639
Issuance of Series A-1 and A-2 preferred stock, net of issuance cost	7,780,941	74,918,553	—	—	—	—	—	—	—
Accretion of Senior Series A preferred stock	—	152,020,633	—	—	(29,247,639)	—	(122,772,994)	—	(152,020,633)
Cumulative translation adjustment	—	—	—	—	—	(571)	—	—	(571)
Net loss	—	—	—	—	—	—	(11,606,400)	—	(11,606,400)
Successor balance, December 31, 2022	7,780,941	226,939,186	100,000,000	100,000	—	(571)	(134,379,394)	—	(134,279,965)
Cumulative translation adjustment	—	—	—	—	—	(1,900,156)	—	—	(1,900,156)
Accretion of Senior Series A preferred stock	—	24,961,242	—	—	—	—	(24,961,242)	—	(24,961,242)
Net loss	—	—	—	—	—	—	(66,429,193)	—	(66,429,193)
Successor balance, December 31, 2023	7,780,941	$251,900,428	100,000,000	$100,000	$—	$(1,900,727)	$(225,769,829)	$—	$(227,570,556)
See accompanying notes.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

	Successor (Consolidated)		Predecessor (Combined)

	Year ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 to December 20, 2022
Cash flows from operating activities:
Net loss	$(66,429,193)	$(11,606,400)	$(39,973,312)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	76,156	3,318	196,718
Amortization of deferred commissions	388,062	—	3,613,652
Amortization of intangible assets	12,011,421	321,045	—
Provision for credit losses	688,693	—	147,759
Accretion of extension fee and convertible debt interest	—	—	5,419,167
Amortization of debt issuance costs	3,379,335	99,731	—
Accrued paid-in-kind interest on debt due at maturity	763,472
Change in operating ROU assets	365,124	—	—
Change in fair value of warrant liability	1,533,042	—	—
Change in fair value of CVR	6,097,187
Payments of CVR	(6,998,129)
Net gain/loss on sale of subsidiary	(1,154,589)	—	—
Other	—	57,357	(222,151)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,540,825)	(442,715)	2,867,694
Deferred sales commissions	(4,038,528)	—	(4,569,430)
Prepaid and other current assets	1,434,496	(70,459)	(677,257)
Other non-current assets	(2,089,968)	—	—
Accounts payable, accrued expenses, and other liabilities	(10,501,818)	(6,439,325)	9,647,349
Payroll liabilities	(755,327)	(5,651,991)	7,157,375
Operating lease liabilities	(371,222)	—	—
Due to affiliates	1,394,565	(6,339,462)	2,839,462
Deferred revenues	(2,073,426)	897,459	7,901,477
Net cash used in operating activities	(71,821,472)	(29,171,442)	(5,651,497)

Cash flows provided by (used in) investing activities:
Acquisition of business, net of cash acquired	—	(14,772,905)	—
Cash received from sale of subsidiary, net	508,920	—	—
Purchase of property and equipment	(353,595)	—	(91,629)
Net cash provided by (used in) investing activities	155,325	(14,772,905)	(91,629)

Cash flows provided by (used in) financing activities:
Payments on capital lease obligations	—	—	(81,928)
Proceeds from debt	20,000,000	67,954,111	—
Payments of debt	—	—	(2,358,201)
Proceeds from the issuance of preferred stock, net	—	39,631,490	—
Transfer to parent	—	—	(10,370,391)
Net cash provided by (used in) financing activities	20,000,000	107,585,601	(12,810,520)
Effect of exchange rate on cash	(616,314)	—	(85,408)
Net increase (decrease) in cash and cash equivalents	(52,282,461)	63,641,254	(18,639,054)
Cash and cash equivalents at beginning of period	63,641,254	—	19,550,312
Cash and cash equivalents at end of period	$11,358,793	$63,641,254	$911,258

Supplemental disclosure of cash flow information
Common and preferred warrants issued	$—	$3,106,482	$—
Cash paid for interest	$11,839,139	$—	$303,119
Cash paid for income taxes	$143,464	$—	$1,165,818
Accretion of Senior Series A Preferred Stock	$24,961,243	$152,020,633	$—
See accompanying notes.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
NOTE 1. NATURE OF BUSINESS AND ORGANIZATION
Amelia Holdings, Inc. and subsidiaries, (“Amelia Holdings”, “we” or the “Company”), are involved in the development and delivery of artificial intelligence (AI) and automation solutions and related services, with a purpose to eliminate routine work and free human talent to focus on creating value through innovation. The Company’s headquarters are in New York, New York, and the Company currently has operations in North America, Europe, and the Asia-Pacific region. The Company offers software products and related services, serving a variety of industries including Financial Services, Insurance and Health Care. The Company’s focus is on software-based artificial intelligence product offerings and related services.
Amelia, our AI-based digital resource solution, has been built around a set of business domains ranging from technology services to business workflow segments (Business Process as a Service). Our AI capabilities are embedded into the Amelia operating designs for supervised and unsupervised machine learning, reasoning (next-best-actions), and automated activities. By performing tasks previously performed by humans, Amelia serves as the blueprint for the “digital employee,” across physical and cloud-based technology infrastructure, applications, and workflows. Amelia products and solutions are sold directly, as well as through channel partners.
The Company provides its offerings as either a Software-as-a-Service (“SaaS”) offering, or as a perpetual or term license if the customer requires an on-premise solution. Maintenance and professional services are also offered with respect to the Company’s Amelia software product. The product portfolio consists of the following:
•Amelia Conversational AI – software-based labor units charged per session or per user basis that encompass tasks, activities, and operational routines. This is the next evolution of the chatbot, virtual assistant and robotic process automation models. Amelia Conversational AI are software run-time tasks that span application and workflow function points.
•AIOps – Information Technology (“IT”) focused framework and AI-platform. AIOps is a machine learning, data capture, digital operating environment focused on analysis of IT systems and orchestration of multiple operations automations. These solutions are constructed with reference designs of IT service management platforms, IT workflow orchestration, AI, technology/infrastructure data and cloud operating systems.
•DigitalFirst – offering of human equivalent service for autonomous business workflows and content/data intelligence, executed by digital agents first backed by human capital solutions, from which the digital employees learn continually. The solution is structured by digital agents built for various verticals, and re-balances human and machine interfaces through the life of the product utilization.
The focus of our Amelia software, whether it be embedded within a customer offering, or delivered through our product offerings, is to serve what we believe is a future in which a considerable number of existing tasks are to be performed by intelligent machines and systems.
The Company was incorporated in Delaware on August 19, 2022, as a wholly owned subsidiary of IPsoft Inc. (“Predecessor Parent”) for purposes of effecting a merger, capital stock exchange, reorganization or similar business combination.
On December 21, 2022, the Predecessor Parent, the sole owner of IPsoft, LLC (formerly IPsoft Incorporated), together with Build Group LLC (Build Group), completed a series of transactions which resulted in the Company becoming the sole owner of all issued and outstanding capital stock of Amelia Holdings II LLC (“AHII”) (the “Reorganization”). Prior to the Reorganization, the Predecessor Parent underwent a series of restructuring activities to fully separate the Predecessor Parent into two different lines of business: 1) Amelia Component (“Amelia”) and 2) IP Center Service Component (“IP Center”). The legal entities and other contractual relationships held by the Predecessor Parent that comprised the operations

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
of Amelia were then transferred into AHII and the Reorganization closed on December 21, 2022, and included the following transactions:
•The Predecessor Parent contributed its interest in AHII to Amelia Holdings and exchanged its common stock interest in Amelia Holdings (its original nominal interest received from Amelia Holdings’ initial incorporation on August 19, 2022) into 100,000,000 Class B common stock shares of Amelia Holdings. The Predecessor Parent also received a contingent value right (See Note 3, Acquisition of Amelia) with a fair value of approximately $10.6 million and a cash distribution of $10.0 million from Amelia Holdings.
•Build Group LLC was issued 3,654,170 shares of Series A-1 Preferred Stock of Amelia Holdings in exchange for converting its note receivable held related to a convertible promissory note of $35.4 million with accrued interest (originally issued to Build Group on December 13, 2021, by Amelia Holdings I, LLC, a subsidiary transferred into AHII as part of the legal steps to restructure the business). The note receivable received from Build Group effectively settled the convertible promissory note as part of the purchase consideration transferred in conjunction with Amelia Holding’s acquisition of Amelia as further described below and in Note 3.
•Build Group LLC was issued 4,126,771 shares of Series A-2 Preferred Stock of Amelia Holdings in exchange for a $40.0 million cash contribution.
•Build Group LLC was issued 8,804,870 warrants to purchase Class A Common Stock of Amelia Holdings.
•The proceeds of the Series A-2 contribution were used to extinguish an outstanding loan balance with Hewlett-Packard and related value-added-tax obligations of approximately $5.6 million that was owed by an Amelia legal entity (See Note 6, Debt and capital lease obligations).
•As part of these transactions Amelia Holdings was permitted to sell an additional $40 million of Series A-3 Preferred Stock with features substantially the same as Series A-1 and A-2. Additionally, BuildGroup was permitted to participate in such transaction. The sale of A-3 was to occur before June 30, 2023, and the proceeds were meant to redeem the CVR (see Note 3).
Further, in conjunction with the Reorganization, Amelia Holdings elected to be taxed from December 21, 2022 forward as a C Corporation for U.S. Federal tax purposes. The Predecessor Parent is taxed as a Subchapter S Corporation. Up to the change in this election, the U.S. taxable income of the legal entities held by the Predecessor Parent that comprised the operations of Amelia were then transferred into AHII as allocated to its ownership, who were then responsible for paying the resulting taxes, or accumulating the carry-forward losses. Subsequent to the election to be taxed as a C Corporation, Amelia Holdings will directly incur U.S. Federal income taxes on its own operations. The acquired legal entities within Amelia will continue to incur income taxes for foreign tax obligations.
Subsequent and in contemplation of the completion of these Reorganization transactions, the Company separately entered into a financing arrangement with Monroe Capital Management Advisors LLC (“Monroe Capital”) (See Note 6).
As a result of the Reorganization, Amelia Holdings through an operating committee controlled by the Preferred A-1 and A-2 shareholders, acquired a controlling financial interest in Amelia on December 21, 2022, and the Reorganization was accounted for under Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”) (“Amelia Business Combination”). Amelia Holdings was deemed to be the accounting acquirer and Amelia is the acquiree and accounting predecessor. Accordingly, the business combination is accounted for using the acquisition method, which requires the Company to record the fair value of assets acquired and liabilities assumed from Amelia, and the resulting new basis of accounting is reflected in the Company’s consolidated financial statements for all periods beginning December 21, 2022 (see Note 3).

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

On June 30, 2023, the holders of common stock executed a call option on the Senior Series A Preferred Stock (see Note 12). An agreement on that date between common stockholder and the holder of Senior Series A Preferred stock established:
•There would be a period from the execution of the agreement, through March 31, 2024 within which to raise funds and complete a definitive agreement to affect the repurchase of Senior Series A Preferred Stock. If not completed, the effort would be deemed a Transaction Failure.
•Upon a Transaction Failure, BuildGroup, as the holder of Senior Series A Preferred Stock would once again be authorized to buy up to $40 million of Series A-3 preferred stock, and the Company would be authorized to issue such preferred stock for a period of 90 days.
•A Transaction Failure would result in a Drag-Along Trigger, allowing the holders of the majority of Senior Series A Preferred Stock to negotiate and complete a sale of the company at their discretion.
On March 31, 2024, a Transaction Failure occurred.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The Company prepares its consolidated and combined financial statements (collectively referred to herein as “financial statements”) in accordance with U.S. generally accepted accounting principles (“GAAP”).
The accompanying consolidated financial statements and information are presented on a Successor and Predecessor basis. References to Predecessor refer to the results of operations, cash flows and financial position of Amelia prior to the closing of the Amelia Business Combination. References to Successor refer to the consolidated financial position and operations of Amelia Holdings beginning December 21, 2022.
The Predecessor is presented on a combined basis as of and for the year ended December 31, 2021, and for the period from January 1, 2022, through December 20, 2022 (Predecessor Period). The Successor is presented on a consolidated basis as of December 31, 2023 and 2022 and for the year ended December 31, 2023 and for the period from December 21, 2022, through December 31, 2022 (Successor Period). All intercompany accounts and transactions have been eliminated. Prior to December 21, 2022, Amelia Holdings had no significant operations.
Following the application of the acquisition method of accounting under the scope of ASC 805 as of the closing of the Amelia Business Combination, the financial statements for the Predecessor and the Successor are presented on a different basis of accounting and are, therefore not comparable primarily due to the impacts of the Amelia Business Combination, including the application of acquisition accounting in the Successor financial statements as of December 21, 2022, as further described in Note 3, of which the most significant impacts are (i) the increased amortization expense for intangible assets; (ii) additional interest expense associated with debt financing arrangements entered into concurrent with the Reorganization; and (iii) non-recurring transaction costs attributable to the Amelia Business Combination.
The Predecessor business operated as a group of legal entities and contractual relationships held directly by the Predecessor Parent and not as a standalone company during the periods presented. These financial statements are presented on a combined basis due to the fact that the final steps of the Reorganization, including the contribution of all the legal entities that comprise the Company following the Amelia Business Combination, were not completed until the Reorganization was completed. Standalone financial statements have not been historically prepared for the Predecessor. The accompanying combined financial statements for the Predecessor have been prepared from the Predecessor Parent’s historical accounting records and are presented on a “carve out” basis to include the results of operations, net Parent investment, and cash flows applicable to the Predecessor. As a direct ownership relationship did not exist among all the various operating units

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
comprising the Predecessor, the Predecessor Parent’s investment during the Predecessor Period is shown as net Parent investment in lieu of stockholders’ equity in the combined financial statements. The combined statements of operations include all revenues and costs directly attributable to the Predecessor as well as an allocation of expenses related to functions and services performed by the Predecessor Parent organization. These expenses have been allocated to the Predecessor based on direct usage or benefit, where identifiable, with the remainder allocated on a pro rata basis of revenues or headcount, on a basis which the Company believes is reflective of the usage or benefit. The combined statements of Cash Flows present these expenses that are cash in nature as cash flows from operating activities, consistent with the nature of these costs at the Predecessor Parent. Current and deferred income taxes and related expenses have been determined based on the standalone results of the Predecessor by applying Accounting Standards Codification No. 740, Income Taxes (“ASC 740”), to the Predecessor as if it were a separate taxpayer (i.e., following the Separate Return Methodology).
Transactions between the Predecessor Parent and the Predecessor are effectively settled at the time the transaction is recorded.
All allocations in the combined financial statements are based on assumptions that management believes are reasonable. However, the combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Amelia Component business in the future or if the Amelia Component business had been a separate, standalone entity during the Predecessor Periods presented.
Going Concern
These financial statements have been prepared on the assumption that the Company will continue as a going concern, meaning it will continue in operation for the foreseeable future and will be able to realize assets and discharge liabilities in the ordinary course of operations. The Company, inclusive of its Predecessor operations, has historically operated at a loss and has not consistently generated sufficient cash flows from operations to cover its operating and other cash expenses. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts or classification of liabilities that might be necessary in the event the Company cannot continue in existence. The Company’s operating losses, declining cash balance and corresponding need for funding has necessitated the need to explore potential avenues for raising capital through debt or equity, to overcome these difficulties. If the Company is unable to obtain additional financing, the lack of liquidity could have a material adverse effect on the Company’s future operating plans. The Company will continue to aggressively pursue available financing opportunities, work with customers to grow future sales and continue to control costs. While the Company believes in the viability of its strategy there can be no assurances to that effect.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgements and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes.
Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Such estimates include, but are not limited to, revenue recognition, the expected benefit period of deferred sales commissions, the accounting for accrued liabilities, the allowance for expected credit losses, purchase price allocation of acquired businesses, the valuation of intangible assets and goodwill, and the accounting for income taxes and the related valuation allowance. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. As future events and their effects cannot be determined with precision, actual results could materially differ from those estimates and assumptions due to risks and uncertainties.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Cash and Cash Equivalents
The Company maintains accounts of cash and cash equivalents with several high credit-quality financial institutions. Cash equivalents may include short-term, highly liquid investments that are readily convertible to cash, with original maturities of three months or less at the date of purchase. The Company maintains its cash and cash equivalents in bank accounts which, at times, exceed the federally insured limits. The Company has not experienced any losses in such accounts. The Company held U.S. Treasury securities in the amount of $10.1 million (Level 1 measurement) that are classified as cash equivalents on December 31, 2023 (Successor). The Company held no cash equivalents on December 31, 2022 (Successor).
Accounts Receivable and Allowance for Credit Losses
Accounts receivables are recorded at the invoiced amount, do not bear interest and are presented net of an allowance for credit losses.
An allowance for credit losses is recorded to provide for estimated losses resulting from uncollectible accounts and is based principally on historic collection trends, write-offs, the aging of receivables and specifically identified amounts where collection is determined to be doubtful. Management analyzes the collectability of accounts receivable balances and the adequacy of the allowance for credit losses on a regular basis taking into consideration the aging of the account balances, historical bad debt experience, customer concentration, customer creditworthiness, customer financial condition and credit reports and the current and expected economic conditions. If the financial condition of our clients were to deteriorate, resulting in an impairment of their ability to make payments, additional allowance may be required. Account balances are charged off against the allowance when all means of collection have been exhausted and the potential for recovery is remote. As of December 31, 2023 and 2022 (Successor), the allowance for expected credit losses was $694 thousand and zero, respectively.
Unbilled receivables are recorded when revenue recognized on a contract exceeds the billings to date for that contract and the right to consideration is unconditional when only passage of time is required before payment of that consideration is due. Unbilled receivables totaled $2.1 million and $3.1 million as of December 31, 2023 and 2022 (Successor), respectively, and were recorded within accounts receivable, net on the consolidated balance sheets.
Deferred Sales Commissions
The Company capitalizes certain sales commissions, including related payroll taxes, earned by the Company’s sales force, which are incremental costs that would not be incurred absent the contract, and considered to be recoverable costs of acquiring a contract with a customer. Deferred sales commissions are stated at cost, net of accumulated amortization, when capitalized amounts are expected to be recoverable through future revenue streams under all customer contracts.
Costs capitalized related to new revenue contracts are amortized on a straight-line basis over an estimated benefit period, which the Company has determined to range from 4 to 5 years based on the related product or service offering sold. In arriving at these average benefit periods, the Company evaluated both qualitative and quantitative factors which included the estimated life cycles of its offerings and its customer attrition. The period of benefit often extends beyond the contract term, as amounts paid on renewals are not commensurate with the amounts paid on the initial contract. The Company periodically evaluates whether there have been any changes in its business, market conditions, or other events which would indicate that its amortization period should be changed, or if there are potential indicators of impairment.
Deferred commission costs capitalized during the year ended December 31, 2023 (Successor), for the period from December 21, 2022 through December 31, 2022 (Successor), and for the period from January 1, 2022 through December 20, 2022 (Predecessor), were $3.7 million, zero, and $3.6 million, respectively. Amortization of deferred commission costs amounted to approximately $388 thousand, zero, and $3.6 million for the year ended December 31, 2023 (Successor), for the period from December 21, 2022 through December 31, 2022 (Successor), and for the period from January 1, 2022 through December 20, 2022 (Predecessor), respectively, and are included in sales and marketing in the accompanying consolidated and combined statements of operations and comprehensive loss. There were no impairments of costs

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
capitalized to obtain revenue contracts for the year ended December 31, 2023 (Successor), and for the Successor period from December 21, 2022, through December 31,2022, and for the Predecessor period from January 1, 2022, through December 20, 2022, respectively.
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the related assets. Assets accounted for as capital leases are amortized on a straight-line method over the shorter of the remaining lease term or the estimated useful life. Maintenance and repairs are charged to operations when incurred.
Impairment of Long-Lived Assets
Long-lived assets, such as property and equipment and intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future net cash flows expected to be generated by the asset. If the carrying amount of an asset or group of assets exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying value of the asset exceeds the fair value of the asset.
No impairment charge for property and equipment and intangible assets was recorded in either the Successor or Predecessor periods.
Goodwill
The Company recorded goodwill resulting from the Amelia Business Combination as further described in Note 3 below. Goodwill represents the fair value of acquired businesses in excess of the fair value of the individually identified net assets acquired. Goodwill is not amortized but is tested for impairment on an annual basis, or more frequently if events or changes in circumstances indicate that an impairment may exist. The Company assesses qualitative factors to determine whether it is necessary to perform a quantitative assessment for each reporting unit. If the quantitative assessment is necessary, the Company will determine the fair value of each reporting unit. If the fair value of the reporting unit is less than the carrying amount, the Company will recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value. The loss recognized will not exceed the total amount of goodwill allocated to the reporting unit. The Company’s annual impairment testing date is December 31. Determining fair value requires the exercise of significant judgments, including judgments about appropriate discount rates, long-term growth rates, relevant comparable company earnings multiples and the amount and timing of expected future cash flows. The discount and long-term growth rates utilized in the annual impairment assessment for the year ended December 31, 2023 were 22.5% and 3.0%, respectively. The resulting fair value measurement is considered to be a Level 3 measurement. For the purpose of testing goodwill for impairment, the Company has determined that the Company has a single reporting unit. There was no impairment of goodwill for the year ended December 31, 2023 (Successor) and for the Successor period from December 21, 2022, through December 31, 2022.
Software Development Costs
Historically, the Predecessor incurred software development costs for software to be sold, leased, or otherwise marketed. Software development costs of this nature are expensed as incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers. To date, the Predecessor’s software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Predecessor did not capitalize any development costs. Costs incurred to enhance existing products or after the general release of the service using the product are expensed in the period they are incurred and are primarily included in employee related costs in our consolidated and combined statements of operations and comprehensive loss. As a result of the Amelia Business Combination, the Company acquired developed technology, See Note 3, that the Company will primarily utilize to provide SaaS products. As such it is expected that future software development costs will be

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
incurred to acquire, develop, or modify existing technology solely to meet internal requirements, with no substantive plans to market such software at the time of development. In accordance with ASC 350-40, Internal-Use Software (“ASC 350-40”), the Company will capitalize eligible software development costs incurred consisting of materials and services incurred in developing or obtaining internal-use computer software, and personnel costs (including related benefits and stock-based compensation) directly associated with, and who devote time to, the project. These costs generally consist of internal labor during configuration, coding, and testing activities that occur within the application development stage which begins when the preliminary project stage is completed and it is probable that the software will be completed and used for its intended function, to the extent it is probable that they will result in added functionality. Capitalization ceases when the software is substantially complete and ready for its intended use, including the completion of all significant testing. The Company capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality, otherwise such costs are expensed as incurred. Costs incurred for data conversion activities, training, maintenance and general and administrative or overhead costs related to preliminary project activities and post-implementation operating activities are expensed as incurred.
During the year ended December 31, 2023 (Successor) and the period from December 21, 2022 through December 31, 2022 (Successor), the Company believes the substantial majority of its development efforts were either in the preliminary stage of development or in the operation stage (post-implementation), and accordingly, no costs have been capitalized during these periods.
Revenue Recognition
The Company derives revenues from the sale of access to its Amelia and AIOps platforms (“Amelia Software Platforms”) through licenses to its subscription-based software, access to its subscription services and professional service offerings. We recognize revenue in the amount that reflects the consideration we expect to receive in exchange for the sale of licenses, access to subscription services and professional service offerings when control of the promised products and services is transferred to our customers and the performance obligations under the contract have been satisfied.
Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental entities (e.g., sales and other indirect taxes).
The Company recognizes revenue under the five-step methodology required under ASC 606, Revenue from Contracts with Customers (ASC 606), which requires the Company to identify the contract with the customer, identify the performance obligations in the contract, determine the transaction price, allocate the transaction price to the performance obligations identified, and recognize revenue when (or as) each performance obligation is satisfied.
The Company generally contracts with customers through order forms, which are governed by master sales agreements. The Company determines that it has a contract with a customer when the contract is approved, each party’s rights regarding the licenses, subscription or professional services to be transferred and the payment terms for these products and services can be identified, the Company has determined the customer has the ability and intent to pay, and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, reputation, and financial or other information pertaining to the customer. When a contract is entered into, the Company evaluates whether the contract is part of a larger arrangement and should be accounted for with other contracts and whether the combined or single contract includes more than one performance obligation. Contract modifications are routine in the performance of our contracts. Contracts are often modified to account for changes in the contract specifications, requirements, or duration. If a contract modification results in the addition of performance obligations priced at a standalone selling price or if the post-modification services are distinct from the services provided prior to the modification, the modification is accounted for separately. If the modified services are not distinct, they are accounted for as part of the existing contract.
Performance obligations are identified based on the license, subscription and professional services that will be transferred to the customer that are both (1) capable of being distinct, whereby the customer can benefit from the license, subscription or professional services either on their own or together with other resources that are readily available from third parties or from the Company, and (2) are distinct in the context of the contract, whereby the transfer of the license, subscriptions or

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
professional services are separately identifiable from other promises in the contract. To the extent a contract includes multiple promises, the Company applies judgment to determine whether promised subscriptions or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met, or if performance obligations follow the same pattern of recognition, the promised subscriptions or services are accounted for as a combined performance obligation. The Company has concluded that its contracts with customers do not contain warranties that give rise to a separate performance obligation.
Payment terms and conditions vary by contract type, although terms include a requirement of payment within 30 to 60 days. Our arrangements generally do not include a general right of return relative to the delivered products or services. In instances where the timing of revenue recognition differs from the timing of invoicing, our contracts typically do not include a significant financing component. We applied the practical expedient in ASC 606 and did not evaluate payment terms of one year or less for the existence of a significant financing component. To the extent a significant financing component is present, the Company adjusts the promised consideration for the effects of a significant financing component and to recognize revenue to approximate an amount that reflects the cash selling price that a customer would have paid for the promised goods or services.
Licenses
Revenue related to licenses of our Amelia Software Platforms, which are primarily term licenses that provide customers the right to use our software products for a specified period of time, is recognized at the point in time when the license is made available to the customer, which is when transfer of control of the software license to the customer is complete. For license revenue, we invoice when the license(s) are provided or annually on a contract anniversary.
Subscriptions
We generate subscription service revenue related to providing access to our Amelia Software Platforms (SaaS arrangements), for which customers do not have the contractual right to take possession of the underlying software without significant penalty, or for which it is not feasible for the customer to run the software on their own hardware or contract with a third-party to host the software. SaaS products are stand-ready obligations to provide access to our products, and the related revenue is recognized on a ratable basis over the contractual period of the arrangement, beginning on the date that product access is made available to the customer and as control of the service is transferred to the customer. We invoice for these contracts on a monthly, annual, or one-time basis in advance of the service being provided.
Subscription service revenue also includes ongoing customer support and maintenance, which are provided for license and SaaS arrangements and consists of technical support and the provision of unspecified updates and upgrades on a when-and-if-available basis. Ongoing customer support and maintenance represent stand-ready obligations for which revenue is recognized ratably over the term of the ongoing customer support and maintenance period. For ongoing customer support and maintenance services, we generally invoice customers annually in advance.
Professional Services and Other
Professional services and other revenue include revenue from our Managed Services which are delivered by software engineers utilizing our Amelia Software Platforms and are comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We invoice customers for Managed Services on a monthly or quarterly basis and recognize revenue ratably over the period services are provided.
Additionally, professional services consist of consulting services and implementation services sold in conjunction with licenses and subscription services. Professional services may also include testing/go-live support, development/deployment of use cases and training. These professional services are provided on either a time-and-material basis or as a fixed-price contract and revenue is recognized over time as the services are delivered.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Contracts with Multiple Performance Obligations
Our contracts with customers typically contain multiple performance obligations. To the extent a customer contract includes multiple promised goods or services, the Company applies judgment to determine whether promised goods or services are capable of being distinct and are distinct in the context of the contract in order to identify its performance obligations.
We determine the transaction price for each contract based on the consideration we expect to receive for the products or services being provided under the contract. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on a relative standalone selling price (SSP). When applicable, the Company determines SSP based on the price at which the performance obligation has previously been sold through past transactions, considering internally approved pricing guidelines related to the performance obligations. When such observable data is not available because there is a limited number of transactions or prices are highly variable, the Company will estimate the standalone selling price using the residual approach. Standalone selling prices of professional services are typically estimated using an estimate of hours to complete the project applied to standard rate card charged for professional services by level.
Variable Consideration
If the transaction price includes variable consideration, the Company estimates variable consideration using the expected value method considering all reasonably available information, including the Company’s historical experience and its current expectations. The Company includes an estimate of the amount it expects to receive, if it is probable that a significant reversal of cumulative revenue recognized will not occur. The Company has identified contracts containing variable consideration in the form of session or usage-based fees. These fees relate to the number of sessions a customer can use Amelia for, or the number of devices that our Amelia Software Platforms can be used on. In these scenarios, the customer has no obligation to pay any consideration beyond the minimum purchase obligations, which will be included in the initial transaction price. The transaction price in a usage-based SaaS arrangement is typically equal to the minimum commitment in the contract, less any discounts provided. Certain contracts with customers contain terms, such as service level guarantees, that along with various potential claims, including breach of warranty, may result in variable consideration. Also, from time to time the Company grants refunds and credits at its discretion. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur.
The Company applies the sales- or usage-based royalty exception for any usage beyond the minimum purchase obligations for software license arrangements.
Some of our customer arrangements contain termination for convenience provisions for certain services that would provide the customer a pro rata refund for amounts paid in advance which are not for the pro rata portion.
Contract Assets and Liabilities
The timing of revenue recognition may differ from the timing of invoicing to customers, and these timing differences result in receivables, contract assets (unbilled revenue), or contract liabilities (deferred revenue) on the Company’s consolidated balance sheets. The Company records receivables related to revenue when it has an unconditional right to invoice and receive payment from customers. The Company records unbilled revenue when revenue is recognized prior to invoicing and the Company does not have the unconditional right to invoice or performance risk remains with relation to satisfying the performance obligation.
Deferred revenue primarily consists of customer billings or payments received in advance of revenues being recognized from customer contracts, including non-cancellable and non-refundable committed funds and refundable customer deposits. Deferred revenue that is anticipated to be recognized during the succeeding twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as non-current.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Operating Expenses
The Company’s operating expense categories include cost of revenues, research and development, sales and marketing, general and administrative and depreciation and amortization.
The Company’s cost of revenues are comprised of costs associated directly with Amelia’s revenue streams as described above. This primarily includes cost related to hosting for cloud-based services such as network management, certain personnel-related expenses, including salaries, benefits and bonuses, that are directly related to these revenue streams and an allocation of facility costs.
Research and development activities consist of personnel-related expenses directly associated with development activities such as continued improvement and conceptualizing use cases, costs associated with technological supplies and data center capacity used for research and development purposes.
Sales and marketing activities are directed toward both the acquisition of new customers and increasing the Company’s business with existing customers. Sales and marketing activities are primarily comprised of personnel-related costs and facility costs associated with sales and marketing staff, as well as commissions paid to sales employees.
General and administrative activities are comprised of professional fees, general corporate costs and overhead, including personnel-related expenses for executive, finance, legal and human resources activities.
Depreciation and amortization include depreciation of the Company’s infrastructure and equipment and amortization of intangible assets.
Income Taxes
The Company accounts for income taxes using an asset and liability approach, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases of assets and liabilities using the enacted tax rates in effect for the year in which the differences are expected to reverse.
The Company records net deferred tax assets to the extent it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event the Company were to determine that it would be able to realize the deferred income tax assets in the future in excess of their net recorded amount, the Company would make an adjustment to the valuation allowance, which would reduce the provision for income taxes.
The Company accounts for uncertain tax positions in accordance with the accounting standard for income taxes. On an annual basis, the Company identifies and analyzes each tax position to determine if, based on technical merits, they are more likely than not (MLTN) to be sustained if challenged by a taxing authority. Once the Company identifies tax positions that meet the MLTN threshold, the Company measures the cumulative probability of the potential exposure scenarios to determine the appropriate amount to record as an uncertain tax position liability, which would include the additional tax, interest, and penalties that would be due upon examination if the positions were not sustained. We recognize interest and penalties related to uncertain tax positions as a component of income tax expense in our consolidated and combined statements of operations.
Foreign Currency
The functional currency of each of the Company’s international subsidiaries is its local currency. Accounts of foreign operations are translated into U.S. dollars using exchange rates for assets and liabilities at the balance sheet date and average prevailing exchange rates for the period for revenue and expense accounts.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Adjustments resulting from translation are included in accumulated other comprehensive income (loss).
Realized and unrealized transaction gains and losses are included in our consolidated and combined statements of operations in the period in which they occur. The Company recognized net foreign currency losses of $1.5 million, $301 thousand, and $2.4 million for the year ended December 31, 2023 (Successor period), and for the Successor period from December 21, 2022, through December 31, 2022, and for the Predecessor period from January 1, 2022, through December 20, 2022, respectively.
Fair Value Measurements
Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Assets and liabilities that are measured at fair value are reported using a three-level fair value hierarchy that prioritizes the inputs used to measure fair value. This hierarchy maximizes the use of observable inputs and minimizes the use of unobservable inputs.
The three levels of inputs used to measure fair value are as follows:
•Level 1 – Quoted prices in active markets for identical instruments. The fair value hierarchy gives the highest priority to Level 1 inputs.
•Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations where inputs are observable or where significant value drivers are observable.
•Level 3 – Instruments where significant value drivers are unobservable to third parties. The fair value hierarchy gives the lowest priority to Level 3 inputs.
Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of these assets and liabilities being measured and their placement within the fair value hierarchy.
The fair values of certain financial instruments, including cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses, and payroll liabilities approximate cost because of the short-term nature of these items. The fair value of debt on December 31, 2023 and 2022 (Successor), approximates carrying value due to the recent nature of the issuance such that the interest rate and underlying terms approximate fair value. The Company’s non-financial assets, which include property and equipment, are not required to be measured at fair value on a recurring basis. However, if certain triggering events occur, or if an annual impairment test is required and the Company is required to evaluate the non-financial asset for impairment. An impairment loss would be recognized to the extent the carrying value exceeds the fair value of the asset.
The Company has warrants for preferred and common stock issued and outstanding which are classified within other non-current liabilities in the consolidated balance sheets at December 31, 2023 and 2022 (Successor). At each reporting period the fair value of warrants are measured using an option-pricing model (Level 3 measurement) with the impact to the fair value measurement recognized in the consolidated and combined statements of operations and comprehensive loss. Refer to Note 12 for additional information.
Concentration of Credit Risk and Significant Customers
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents, and accounts receivable.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
All the Company’s customers consist of corporate and governmental entities. A limited number of customers have accounted for a large part of the Company’s revenue and accounts receivable to date. The Company provides credit to its customers in the normal course of business and requires no collateral to secure accounts receivable.
On December 31, 2023 and 2022 (Successor), one customer accounted for 11.6% of the Company’s accounts receivable. No single customer accounted for more than 10% of the Company’s revenue for the year ended December 31, 2023 (Successor period). No single customer accounted for more than 10% of the Company’s revenue for the Successor period from December 21, 2022 through December 31, 2022, and for the Predecessor period from January 1, 2022, through December 20, 2022.
Recently Adopted Accounting Pronouncements
In October 2021, the FASB issued ASU 2021-08, Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which changes how entities will recognize assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers. The provisions of ASU 2021-08 require acquiring entities to recognize and measure contract assets and contract liabilities acquired in a business combination in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606), as if it had originated the contracts. The provisions of ASU 2021-08 are effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The Company early adopted the standard and retrospectively applied it to all business combinations that occurred during the fiscal year 2022, as required by the standard in the year of adoption. As a result, the Company recorded the unbilled and deferred revenue assumed related to the Amelia Business Combination at their carrying amounts.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), as subsequently amended. ASU 2016-13 changes the methodology for measuring credit losses of financial instruments and the timing of when such losses are recorded. ASU 2016-13 is effective for private companies in fiscal years, and interim periods within those years, beginning after December 15, 2022, with early adoption permitted. Effective January 1, 2023, the Company adopted the requirements of ASU 2016-13, using the modified retrospective transition approach. The adoption of this standard did not have a material impact on the Company’s consolidated and combined financial statements.
NOTE 3. AMELIA BUSINESS COMBINATION
The Reorganization discussed in Note 1. Nature of Business and Organization was accounted for by Amelia Holdings in accordance with the acquisition method of accounting pursuant to ASC 805 as Amelia Holdings obtained a controlling financial interest in Amelia and Amelia constitutes a business with inputs, processes, and outputs. Topic 805 requires the Company to recognize acquired assets, including identifiable intangible assets and all assumed liabilities, at fair value on the acquisition date. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash flows, discount rates and asset lives. The fair value of assets deemed acquired and liabilities assumed was determined based on assumptions that reasonable market participants would use in the principal (or most advantageous) market for the asset or liability. The excess of the fair value of purchase consideration over the values of these identifiable assets and liabilities is recorded as goodwill.
Acquisition costs, such as legal and consulting fees, are expensed as incurred and are recorded within general and administrative expenses. Acquisition costs of approximately $9.8 million incurred in connection with the Amelia Business Combination were expensed in the Successor period.
The Company’s management, with the assistance of a third-party valuation firm, estimated the fair value of the Company’s assets and liabilities as of the acquisition date of December 21, 2022. The Company finalized the fair values of the assets acquired and liabilities assumed during 2023 with no material adjustments.
The following represents the purchase price allocation for the Amelia Business Combination:

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

Fair Value
Successor
Fair value of Class B common stock issued	$29,347,639
Cash consideration	15,684,263
Contingent value right issued	10,568,268
Convertible promissory note settled	35,419,136
Total purchase consideration	91,019,306

Cash	911,358
Accounts receivable	14,872,558
Other current assets	8,637,385
Intangible assets	66,000,000
Other non-current assets	1,703,155
Total identifiable assets acquired	92,124,456

Accounts payable and accrued liabilities	26,266,977
Other liabilities	29,503,041
Deferred revenue	39,901,014
Deferred tax liabilities	12,164,500
Other non-current liabilities	576,953
Net identifiable assets acquired	(16,288,029)
Goodwill	$107,307,335
Acquired intangible assets are comprised of the following:

Description	Fair Value (Successor)	Useful Life in Years
Customer relationships	$17,500,000	7 years
Technology	44,000,000	5 years
Tradename	4,500,000	7 years
Total intangible assets acquired	$66,000,000

The fair value of consideration transferred was determined using a combination of valuation methodologies including the subject company transaction method, discounted cash flow (DCF) method and guideline public company method. As a result of the acquisition the Company recorded $66.0 million of intangible assets, as well as goodwill of $107.3 million. The Goodwill recognized is due to the expected cost savings and growth opportunity associated with product development of our AI based products.
The fair value estimates for assets acquired and liabilities assumed were based on income valuation methods using primarily unobservable inputs developed by management, which are categorized as Level 3 in the fair value hierarchy. The fair value of tradenames was determined using an income approach based on the relief from royalty method. The fair value of technology was determined using multi-period excess earnings method. The fair value of customer relationships was determined using a with or without method. For the fair value estimates, the Company used: (i) projected discounted cash flows, (ii) historical and projected financial information, (iii) royalty rates and (iv) attrition rates, as relevant, that market participants would consider when estimating fair values. The Company is amortizing the acquired identifiable definite-lived intangible assets over their estimated useful lives from the acquisition date, which is consistent with the estimated useful life considerations used in determining their fair values. For the Successor periods from December 21, 2022 through

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
December 31, 2022 and for year ended December 31, 2023, the Company recorded approximately $321 thousand and $12 million of amortization expense on the acquired intangible assets, respectively. The estimated aggregate amortization expense for each of the five succeeding fiscal years is approximately $11.9 million in each year. The weighted-average amortization period is approximately 5.7 years. Accumulated amortization of intangible assets totaled $12.5 million and $0.3 million as of December 31, 2023 and 2022 (Successor), respectively, and were recorded within intangibles, net on the consolidated balance sheets. The Amelia Business Combination did not result in a material step-up in the tax basis of any of the acquired assets (including Goodwill) for U.S. federal income tax purposes.
As part of the purchase consideration transferred, the Company entered into a Contingent Value Right (“CVR”) Agreement (“CVR Agreement”) with the Predecessor Parent with a stated value of $40.0 million. The stated value of the CVR is reduced by lease payments that the Company will make on behalf of the Predecessor Parent until the earlier of the date a Qualified Financing, as defined in the CVR Agreement, occurs, or June 30, 2023. The remaining stated value of the CVR after any lease payments will be satisfied as follows:
1)Cash payment to the Predecessor Parent upon receipt of proceeds from any Qualified Financing.
2)If a Qualified Financing does not occur, the Company will issue Series A-4 Preferred Stock on June 30, 2023, based on the remaining stated value divided by $9.69.
The Company determined that the fair value of the CVR issued as part of the overall purchase consideration was $10.6 million as of December 21, 2022.
On June 30, 2023, the Company separately modified the CVR Agreement with its Predecessor Parent. The significant modifications were as follows:
1)The CVR stated valued was increased by $3.6 million.
2)The Company extended the period of time in which it funded the lease payments on behalf of the Predecessor Parent through December 31, 2023. These lease payments reduced the amended CVR balance through December 31, 2023.
3)The original conversion date of the CVR to Series A-4 of June 30, 2023, was modified to set a termination date at the earlier of the CVR amount reducing to zero or the date on which the Company issues either a promissory note or Series A-4 Preferred Stock to settle the CVR. The issuance of Series A-4 Preferred Stock was to occur thirty days after a Transaction Failure as defined in the agreements.
4)The agreement regarding subleasing of floors was reduced from three floors to two floors as of January 1, 2024, however no sublease has been executed.
5)The agreement regarding subleasing of floors was reduced to zero should a successful financing be completed that fully redeems the Series A Preferred Stock.
6)The requirement to utilized funds from sale of Series A-3 Preferred Stock, if any, for the redemption of CVR balances was terminated.
As of December 31, 2023, the stated balance of the CVR is approximately $36.5 million as the Company continued to make lease payments on behalf of the Predecessor Parent through December 31, 2023. The fair value has been recorded as $9.7 million.
The Company elected to account for the CVR under the fair value option as it believes this election best reflects changes in fair value of consideration that is expected to be transferred. The fair value estimate is considered a Level 3 measurement. Changes in fair value are recognized through earnings within other income (expense), net on the consolidated and combined statements of operations and comprehensive loss.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
The following is a roll forward of the fair value of the CVR for the periods from January 1, 2022 through December 20, 2022 (Predecessor), December 21, 2022 through December 31,2022 (Successor) and for the year ended December 31, 2023:

Balance on January 1, 2022 (Predecessor)	$—
Issuance of CVR at fair value on December 21, 2022 (Successor)	10,568,268
Change in fair value	—
Balance on December 31, 2022 (Successor)	10,568,268
Paydowns of CVR	(6,998,129)
Change in fair value	6,097,187
Balance on December 31, 2023	$9,667,326
NOTE 4. REVENUE
Disaggregation of Revenue
The following table presents our revenues disaggregated in accordance with the timing of when performance obligations are satisfied:

	Successor		Predecessor
	Year ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 through December 20, 2022
Revenue recognized at a point in time:
License	$4,523,687	$—	$3,823,276
Revenue recognized over time:
Services and other	17,423,051	739,155	21,311,045
Subscription	71,327,536	1,888,950	53,164,028
Total revenue	$93,274,273	$2,628,105	$78,298,349

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Revenue by geographic region for the periods presented are summarized below:

	Successor		Predecessor (Combined)
	Year ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 through December 20, 2022
Revenue by region:
United States of America	$68,086,415	$1,897,864	$57,359,603
International	25,187,858	730,241	20,938,746
Total revenue	$93,274,273	$2,628,105	$78,298,349

Contract Asset and Liability Balances
Unbilled revenue totaled $3.5 million and $4.6 million as of December 31, 2023 and 2022 (Successor), respectively, and were recorded within prepaid expenses and other current assets on the consolidated balance sheets. There were no impairments to contract assets in either the Successor or Predecessor periods.
Deferred revenue balances were $38.9 million and $41.1 million (net of deferred interest on significant financing component), as of December 31, 2023 and 2022 (Successor), respectively.
Revenues recognized included in the balances of the deferred revenue at the beginning of the reporting period for the year ended December 31, 2023 (Successor), for the period from December 21, 2022 through December 31, 2022 (Successor), and for the period from January 1, 2022 through December 20, 2022 (Predecessor) were $29.5 million, $2.6 million, and $18.8 million, respectively.
As of December 31, 2023, the aggregate amount of the transaction price allocated to the remaining performance obligations related to customer contracts that were unsatisfied or partially unsatisfied was $82.1 million. Given the applicable contract terms, $53.1 million is expected to be recognized as revenue within one year and $29.0 million is expected to be recognized between 2 to 5 years. This amount does not include contracts to which the customer is not committed, contracts for which the Company recognizes revenue equal to the amount the Company has the right to invoice for services performed, or future sales-based or usage-based royalty payments in exchange for access to the Company’s services. This amount is subject to change due to future revaluations of variable consideration, terminations, other contract modifications or currency adjustments. The estimated timing of the recognition of remaining unsatisfied performance obligations is subject to change and is affected by changes to scope, changes in the timing of delivery of products and services, or contract modifications.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
NOTE 5. PREPAID EXPENSES AND OTHER CURRENT ASSETS
Prepaid expenses and other current assets consist of the following:

	Successor
	December 31,
	2023	2022
Prepaid expenses	$1,244,333	$1,157,698
Other receivables	2,471,602	2,798,687
Contracts assets	3,500,000	4,598,369
Total prepaid expenses and other current assets	$7,215,935	$8,554,754

NOTE 6. ACCRUED EXPENSES AND OTHER LIABILITIES
Accrued expenses and other liabilities consist of the following:

	Successor
	December 31,
	2023	2022
Payroll liabilities	$8,906,108	$10,138,398
Accrued expenses	5,361,655	6,237,470
Other tax liability and sales tax	6,040,537	4,307,159
Total accrued expenses and other liabilities	$20,308,300	$20,683,027
NOTE 7. DEBT AND CAPITAL LEASE OBLIGATIONS
The carrying amount of current and non-current debt, net of unamortized discounts, is as follows:

	Successor
	December 31,
	2023	2022
Monroe Term Loan Facility, net of discounts	$70,484,643	$71,350,820
Monroe Delayed Draw Facility, net of discounts	17,384,375	—
Monroe Revolving Loan Facility	839,155	—
Total debt obligations	88,708,173	71,350,820
Less: current portion of debt	(88,708,173)	—
Non-current portion of debt	$—	$71,350,820
At December 31, 2023 and 2022 (Successor) the Company’s consolidated balance sheet has $22.7 million and $26.2 million, respectively, of unamortized debt issuance costs related to the Company’s debt facilities which are presented as a direct reduction of the Company’s current and non-current debt, respectively, as discussed in the Monroe Credit Agreement section below. The carrying amount of the Company’s debt approximates fair value at each balance sheet date and is considered a Level 3 measurement.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Monroe Credit Agreement (Successor)
On December 21, 2022 the Company entered into an agreement with Monroe Capital whereby Monroe Capital extended credit to the Company in the form of (a) a term loan in the aggregate principal amount of $75 million on the closing date (the “Term Loan Facility”), (b) a $25 million committed delayed draw term loan facility (the “Delayed Draw Term Loan Facility”) and (c) a $5 million committed revolving loan facility (the “Revolving Loan Facility”). The Term Loan Facility proceeds was funded on December 21, 2022. There were no borrowings outstanding under the Delayed Draw Term Loan Facility and Revolving Loan Facility as of December 31, 2022. There were outstanding borrowings of $75.0 million on the Delayed Draw Term Loan Facility and Revolving Loan Facility, respectively, as of December 31, 2023. The Delayed Draw Term Loan has a termination date of June 21, 2024 to the extent any of the committed amounts remain undrawn. As of December 31, 2023, $6.0 million and $4.0 million of the Delayed Draw Term Loan and Revolving Loan Facility, respectively, remained undrawn. On December 31, 2023 and 2022, the future debt maturities of $110.8 million and $90.8 million (inclusive of Exit Fees discussed below). All credit facilities under the Monroe Credit Agreement have a maturity date of December 21, 2027, unless the Preferred Shareholders exercise their redemption rights prior to that in which case all amounts would be fully due to Monroe Capital at that time, or we fail a covenant without a waiver.
The Term Loan Facility carries a variable interest rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York (the “SOFR”), an applicable margin and monthly periodic interest period adjustment, totaling a rate of 14.6% and 13.8% as of December 31, 2023 and 2022, respectively.
Lender fees and third-party debt issuance costs in the total amount of $7.6 million were incurred associated with execution of the Monroe Credit Agreement. The Company also will incur an Exit Fee of $15.7 million payable to Monroe Capital upon the earlier of maturity or such other date as the obligations under the credit agreement are paid in full. Additionally, Monroe Capital received at no charge warrants to acquire shares of the Company’s Series A-2 Preferred Stock at an amount equal to 7.5% percent of the Total Commitments. The Series A-2 Preferred Stock warrants were determined to have a fair value of $2.9 million at the issuance date, which was recorded within other non-current liabilities on the consolidated balance sheet as of December 31, 2022 (Successor), refer to Note 12. Each of the above amounts, $26.2 million in total, are collectively treated as capitalized debt issuance costs related to each of the credit facilities and therefore allocated between the Term Loan Facility, Delayed Draw Term Loan Facility, and Revolving Loan Facility based on the commitment amount of each facility relative to the total commitments of $105.0 million. The Company amortizes deferred financing costs using a method that approximates the effective interest method over the term of the related financing.
In addition to the interest rates set forth above, prior to the Conversion Date, each loan shall accrue interest at 1% per annum (the “PIK Rate”) and the amount accrued shall be paid in kind monthly in arrears on the last business day of each calendar month, beginning with the month ending December 31, 2022. Any interest that is paid in kind under this provision shall be capitalized and added to the outstanding principal amount of such. The Company accrued $763 thousand related to paid in kind interest as of December 31, 2023.
Amortization of debt issuance costs across all three credit facilities amounted to approximately $3.4 million and $100 thousand for the year ended December 31, 2023 (Successor periods), and from December 21, 2022 through December 31, 2022 (Successor period), respectively, and is reflected in the consolidated and combined statements of operations and comprehensive loss, together with interest expense. Interest expense recorded in the consolidated statements of operations and comprehensive loss amounted to $12.3 million and $285 thousand for the year ended December 31, 2023 (Successor period), and from December 21, 2022 through December 31, 2022 (Successor period), respectively, related to Monroe Credit Agreement.
The Borrower shall repay the principal amount of the Term Loan Facility on the last business day of each quarter, beginning with the first fiscal quarter ending after the Conversion Date, in an amount equal to the product of (A) the original funded principal amount and (B) 0.25%. The loans are subject to mandatory prepayment upon receipt of certain proceeds, or excess cash flows, as defined, after the Conversion Date.
Under the terms of the relevant financing agreements with Monroe, the Company has granted Monroe a security interest in substantially all assets of the Company. In addition, the Company has pledged 100% of the stock and/or equity interests of

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
the following companies: Amelia Holding II LLC, Amelia Holding I LLC, Amelia US LLC, IPsoft Government Solutions, LLC, and Amelia NL BV.
The Monroe Credit Agreement also has an acceleration clause relating to a change in control in which the Preferred Stockholder would no longer exercise the same voting and other protective provisions as established as of December 21, 2022. In addition, if the Preferred Stockholder exercised its redemption rights under the Preferred Stock Agreement, as described in Note 12, all amounts due under the Monroe Credit Agreement (including the Exit Fee) would accelerate to Monroe Capital prior to any amounts due to the Preferred Stockholder as a result of exercising the redemption right.
Pursuant to the Monroe Credit Agreement, the Company agreed to certain restrictive covenants, including the following financial covenants:
Recurring Revenue Leverage Ratio
Prior to a conversion date, the Recurring Revenue Leverage Ratio, defined as the ratio of (a) Consolidated Total Debt to (b) Annualized Recurring Revenue as tested on a quarterly basis ranging from a ratio of 1.50: 1.00 to 0.75: 1.00 over the life of the debt facilities.
Minimum Liquidity
Prior to a conversion date, the Monroe Credit Agreement does not permit liquidity at any time to be less than $15,000,000. Liquidity is defined in the agreement as the combination of cash and cash equivalents, and the accessible but unused portion of the Revolving Loan Facility.
Total Net Leverage Ratio
From and after the Conversion Date, the Total Net Leverage Ratio, defined as the ratio of (a) Consolidated Total Debt as of such date minus the aggregate amount of unrestricted cash and Cash Equivalents held as of date in such deposit or securities accounts subject to Control Agreements up to a maximum of $5,000,000 (subject to certain adjustments) to (b) Consolidated EBITDA on a quarterly basis ranging from a ratio of 7.00 : 1. 00 to 4.00 : 1.00 over the life of the debt facilities.
On June 27, 2024, Monroe Capital exercised its rights under the Monroe Credit Agreement to convert Amelia Holdings II, LLC, the legal borrower and direct subsidiary through which the Company manages all other subsidiaries, from a member managed company to a manager managed company, appointing an independent manager.
On July 8, 2024, Monroe Capital and the Company entered a forbearance agreement such that the financial covenants described above are temporarily suspended through August 15, 2024, and access and ability to draw on the Revolving Loan Facility was confirmed. As part of the agreement, the Company agreed that any draw on the Revolving Loan Facility result in pro-forma cash of no more than $1 million after utilization of the drawn funds. Following the expiration of the forbearance agreement the Company would not likely be in compliance of its covenants and as a result the Company has classified all outstanding debt under the Monroe Credit Agreement as current.
Hewlett-Packard Factoring Agreement (Predecessor)
On October 16, 2019, an Amelia Component legal entity entered into a financing agreement with Hewlett Packard International Bank totaling approximately €9.9 million ($11 million). After debt issuance costs the Company received approximately €8.8 million ($9.7 million) of loan proceeds. The original repayment of the loan carried monthly installments of approximately €220 thousand ($260 thousand) commencing in February 2020 and ending in October 2023 and did not have a stated interest rate. During the last quarter of the year-ended December 31, 2020, certain terms of the loan were amended to extend the maturity date to October 2024 and modify the monthly payments to approximately €201 thousand ($238 thousand) commencing in March 2021.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
The outstanding loan balance was paid in full on December 21, 2022, in conjunction with the Amelia Business Combination, resulting in a loss on settlement of approximately $279 thousand, recorded in other expense for the Successor period from December 21, 2022, through December 31, 2022.
Convertible Promissory Note (Predecessor)
On December 13, 2021, Amelia Holdings I LLC (a Predecessor legal entity), issued a convertible promissory note for an aggregate principal amount of $30.0 million (the Note) payable to BuildGroup LLC (BuildGroup). The note accrues interest at 11.00% per annum, is secured by a first lien on substantially all of the assets of the Predecessor Parent and is guaranteed by its Chief Executive Officer, Chetan Dube. The entire unpaid principal amount and all unpaid accrued interest was fully due and payable upon the earliest occurrence of the following:
•In the event that Amelia Holdings I LLC and Build Acquisition, 100% owned subsidiary of BuildGroup, enter into a definitive agreement to affect the Business Combination (Business Combination Agreement), the outstanding principal amount and all unpaid accrued interest thereon shall be due and payable on a date defined in the Business Combination Agreement,
•In the event that the Predecessor Parent and Build Acquisition have not entered into a Business Combination Agreement by March 31, 2022, outstanding principal amount and all unpaid accrued interest shall be due and payable on June 30, 2022, unless the Predecessor Parent and Build Acquisition are then continuing in good faith (as determined reasonably by Build Acquisition) to negotiate the Business Combination Agreement, in which case the Maturity Date shall be extended to September 30, 2022, or
•Irrespective of whether the Predecessor Parent and Build Acquisition have entered into a Business Combination Agreement, outstanding principal amount and all unpaid accrued interest shall be due and payable upon the occurrence of an event of default, in each case, unless sooner paid or converted in accordance with the terms herein.
In May 2022, the Company entered into an amendment to the Note such that the date by which the parties are to have entered into a Business Combination Agreement would be amended to June 30, 2022, and should that not be achieved, would establish a date upon which all outstanding principal and interest would be due of September 30, 2022. Additionally, the amendment requires the payment of a $2.0 million extension fee either upon maturity or repayment of the Note. The May 2022 amendment was accounted for as a modification and as such no gain or loss was recognized for this transaction. The $2.0 million extension fee payable to the lender was capitalized and amortized as a component of interest expense through the amended maturity date of September 30, 2022.
On September 30, 2022, the Note was extended as the Predecessor Parent and Build Group continued to negotiate the preferred share purchase agreement discussed in Note 12. On December 21, 2022, in conjunction with the Reorganization and Amelia Business Combination, Amelia Holdings and Build Group entered into a share purchase agreement whereby Build Group LLC was issued 3,654,170 shares of Series A-1 Preferred Stock of Amelia Holdings, based on a purchase price of $9.6928 per share, in exchange for contributing its note receivable from Amelia Holdings I LLC related to the Note and the note receivable received from Build Group effectively settled all amounts outstanding under the Note ($35.4 million) in conjunction with the Amelia Business Combination. As part of the share purchase agreement, Build Group was also granted Common Stock warrants for the purchase of 8,804,870 shares of the Company’s common stock at $9.6928 per share. The warrants carry an expiration date of December 21, 2032.
NOTE 8. LEASES
The Company has non-cancelable operating leases for several office spaces and technology-related equipment expiring through December 2025. Total rental expense for these office spaces and technology related equipment was $0.6 million, $30 thousand, and $0.9 million for the year ended December 31, 2023 (Successor period) and for the Successor period

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
from December 21, 2022 through December 31, 2022, and for the Predecessor period from January 1 through December 20, 2022, respectively.
The following table presents the consolidated balance sheet presentation of the Company’s right-of-use assets and related lease liabilities as of December 31, 2023 (Successor):

Assets
Operating lease assets	Right of use assets, net	$353,186
Total lease assets		$353,186
Liabilities
Current:
Operating lease liabilities	Short-term lease obligations	$230,451
Non-current
Operating lease liabilities	Other non-current liabilities	139,691
Total lease liabilities		$370,142

As of December 31, 2023, maturities of future operating lease liabilities are as follows:

2024	$259,087
2025	131,282
2026	7,628
Thereafter	—
Total future lease payments	397,997
Less: imputed interest	(27,855)
$370,142
Terms under the Company’s operating leases are recognized as rent expense in the consolidated and combined statements of operations and comprehensive loss on a straight-line basis. Amounts received from subleases are presented in other income (expense), net in the consolidated and combined statements of operations and comprehensive loss.
Subsequent to the Amelia Business Combination, the Company is expected to continue to occupy certain floors leased by the Predecessor Parent on a month-to-month basis until the landlord approves the sublease of these floors to the Company. Additionally, the Company continued to pay rent on behalf of the Predecessor Parent with all payments reducing amounts owed to the Predecessor Parent under the CVR Agreement in connection with the Amelia Business Combination (see Note 3) during 2023. The Company was charged $2.7 million, $0.1 million, and $7.1 million for the use of office space leased by the Predecessor Parent for the year ended December 31, 2023 (Successor), and from December 21, 2022 through December 31, 2022 (Successor), and from January 1 through December 20, 2022 (Predecessor), respectively.
NOTE 9. RETIREMENT PLANS
The Company offers defined contribution plans to eligible employees. These plans are offered in the following jurisdictions: US, Australia, Canada, France, Germany, Japan, Netherlands, Norway, Slovakia, Spain, Sweden, and the UK. The Company has no additional liability beyond its contributions. The participants in the plan can direct their contributions to numerous investment options. The Company’s contribution cost for the year ended December 31, 2023 (Successor period), and for the Successor period from December 21, 2022 through December 31, 2022, and or the Predecessor period from January 1 through December 20, 2022, amounted to $3.3 million, zero, and $2.4 million, respectively, and is included in the consolidated and combined statements of operations and comprehensive loss.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
The Company is statutorily required to provide post-employee benefits for eligible employees in India. The annual cost of these benefits is based upon a specific actuarial computation which is followed consistently. The overall financial impact to the Company’s financial position, operations, and cash flows of this plan is immaterial.
NOTE 10. INCOME TAXES
The following is a geographical breakdown of income (loss) before income taxes:

	Successor		Predecessor
	Year ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 through December 20, 2022
Domestic	$(55,186,977)	$(11,910,609)	$(33,005,266)
Foreign	(10,746,916)	304,209	(6,418,707)
	$(65,933,893)	$(11,606,400)	$(39,423,973)

Income tax expense (benefit) consisted of the following for the following periods:

	Successor		Predecessor
		Period from	Period from January 1, 2022
	Year Ended	December 21, 2022	through
	December 31,	to December 31,	December 20,
	2023	2022	2022
Current tax expense (benefit):
US Federal	$—	$—	$—
US State and Local	33,903	—	203,043
Foreign	358,783	—	323,220
	392,686	—	526,263
Deferred tax expense (benefit):
US Federal	—	—	—
US State and Local	—	—	(2)
Foreign	102,614	—	23,078
	102,614	—	23,076
Income tax expense	$495,300	$—	$549,339

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
A reconciliation of the provision (benefit) for income taxes with amounts determined by applying the statutory U.S. federal income tax rate to income before income taxes is as follows:

	Successor		Predecessor
	Year ended December 31, 2023	Period from December 21, 2022 to December 31, 2022	Period from January 1, 2022 through December 20, 2022
Computed tax at the federal statutory rate of 21%	$(13,846,118)	$(2,437,344)	$(8,279,034)
State taxes	33,904	—	203,043
Foreign rate differential	2,718,248	(63,884)	1,694,224
Non-deductible expenses	27,062	1,575,797	180,203
Valuation allowance and other	11,562,203	925,431	6,750,903
Provision (benefit) for income taxes	$495,300	$—	$549,339

Effective income tax rate	-1%	-%	-1%

The difference between the federal statutory rate of 21% and the Successor’s effective tax rate for the year ended December 31, 2023, is primarily due to an increase in the valuation allowance. The difference between the federal statutory rate of 21% and the Successor’s effective tax rate for the period from December 21, 2022 to December 31, 2022 is primarily due certain permanent differences relating to transaction costs related to the Amelia Business Combination. The difference between the federal statutory rate of 21% and the Predecessor’s effective tax rate for the period from January 1, 2022 to December 20, 2022 is primarily due and an increase in the valuation allowance.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Deferred tax assets and liabilities are recognized for the expected future taxation of events that have been reflected in the Consolidated Financial Statements. Deferred tax assets and liabilities are determined based on the differences between the financial statement carrying amounts and the tax bases of reported assets and liabilities using tax rates in effect for the years in which the differences are expected to reverse. The tax effects of temporary differences that comprise the deferred income tax amounts shown on the consolidated balance sheet are as follows for the years ended December 31:

	Successor
	December 31,
	2023	2022
Deferred tax assets:
Net operating losses	$11,105,482	$5,682,559
Foreign credit carryforwards	102,045	—
Deferred revenue	8,764,060	10,016,093
Fixed assets	1,978,364	2,127,448
Capitalized R&D costs	1,692,659	125,659
Interest	3,873,444	536,652
Other	6,014,429	1,518,498
Total deferred tax assets	33,530,484	20,006,909
Less: valuation allowance	(27,574,672)	(14,229,074)
Deferred tax asset, net of valuation allowance	5,955,812	5,777,835

Deferred tax liabilities:
Reserves	(933,064)	(778,942)
Intangibles	(17,740,409)	(17,200,484)
Total deferred tax liabilities	(18,673,474)	(17,979,426)
Net deferred tax liability	$(12,717,662)	$(12,201,591)

In assessing the realizability of deferred tax assets, management considers whether it is more-likely-than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those periods in which temporary differences become deductible and/or net operating loss carryforwards can be utilized. We consider the level of historical taxable income, scheduled reversal of temporary differences, tax planning strategies and projected future taxable income in determining whether a valuation allowance is warranted. Significant weight is given to positive and negative evidence that is objectively verifiable. The Company evaluates the realizability of deferred tax assets on a jurisdictional basis at each reporting date. The Company’s valuation allowance increased by $13,345,597 for the year ended December 31, 2023.
As of December 31, 2023, the Company has U.S. federal and state gross operating losses of $48.7 million and foreign gross operating losses of $95.7 million. As of December 31, 2022, the Company has U.S. federal and state gross operating losses of $5.5 million and foreign gross operating losses of $93.7 million. The U.S federal net operating losses have an indefinite carryforward period. The Company has various foreign net operating loss carryforwards and state net operating loss carryforwards that expire in various years beginning in tax year 2030.
As of December 31, 2023, and 2022 (Successor), there were recorded uncertain tax positions of $18.7 million and $18.7 million, respectively primarily related to an internal global restructuring that was effectuated in 2021. These unrecognized tax benefits, if recognized, would not affect the effective tax rate.
The Predecessor’s results are included in tax returns filed by the Predecessor Parent in the United States and various state and foreign jurisdictions with varying statute of limitations. Various domestic and foreign tax years remain open for examination by tax authorities.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
No jurisdictions are currently under audit by the IRS, state, or foreign authorities.
U.S. income tax has not been recognized on the excess of the amount for financial reporting over the basis of investments in foreign subsidiaries that is reinvested outside the United States. This amount becomes taxable upon a repatriation of assets from the subsidiary of a sale or liquidation of the subsidiary. Determination of the amount of any unrecognized deferred income tax liability on the temporary differences is not practicable because of the complexities of the hypothetical calculation.
NOTE 11. COMMITMENTS AND CONTINGENCIES
Litigation and Legal Proceedings
The Company accrues contingent liabilities, including estimated legal costs, when the obligation is probable, and the amount is reasonably estimable. As facts concerning contingencies become known, the Company reassesses its position and makes appropriate adjustments to the consolidated financial statements. Estimates that are particularly sensitive to future changes include those related to tax, legal and other regulatory matters, changes in interpretation and enforcement of international laws, and the impact of local economic conditions and practices, which are all subject to change as events evolve and as additional information becomes available during the administrative and litigation process.
As of December 31, 2023, the Company was involved in litigation arising in the normal course of business that is pending. The results of the proceedings are not expected to have a material adverse effect on the Company’s consolidated financial position or results of operations and comprehensive loss. Actual outcomes of these legal and regulatory proceedings may differ materially from our current estimates. It is possible that resolution of one or more of the legal matters currently pending or threatened could result in losses material to our consolidated results of operations, liquidity, or financial condition.
Warranties
The Company’s offerings come with a warranty to perform in a manner consistent with general industry standards. We establish an accrual based on an evaluation of the known service disruptions. To date, the Company has not incurred material costs because of its warranties. There are no accrued liabilities related to these obligations on the consolidated financial statements.
NOTE 12. RELATED-PARTY TRANSACTIONS
During the Predecessor period from January 1 through December 20, 2022, the Company incurred $1.4 million of costs on behalf of a company controlled by the Class B stockholder (Predecessor Parent) for hosting corporate functions, organizing staff events, and providing serviced apartments. During the year ended December 31, 2023 (Successor Period) and for the Successor Period from December 21, 2022 through December 31, 2022, none of these costs were incurred.
During the Predecessor period from January 1 through December 20, 2022, the Company incurred $270 thousand of costs paid to entities owned by relatives of the Class B stockholder (Predecessor Parent) for commissions and advisory services in relation to the telecommunication industry. During the year ended December 31, 2023 (Successor period) and for the Successor Period from December 21, 2022 through December 31, 2022, none of these costs were incurred.
In connection with the Amelia Business Combination, the Successor and Predecessor entities entered into a transition service agreement to support the provision by the Successor entity of customer support services within the United Kingdom and Germany as well as certain administrative services related to the collection of trade receivables on behalf of the Predecessor entity. During the Successor periods from December 21, 2022 through December 31, 2022 and January 1, 2023 through December 31, 2023 the Company incurred charges of $0 and $2.8 million, which are recorded within cost of revenues in the consolidated and combined statements of operations and comprehensive loss. As of December 31, 2023 and 2022, $1.4 million and $0, respectively, was accrued related to these activities and is presented as due to related party on the consolidated balance sheets.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Employee loans totaled $472 thousand and $359 thousand as of December 31, 2023 and 2022 (Successor), respectively, and were recorded within prepaid expenses and other current assets on the consolidated balance sheets.
NOTE 13. FAIR VALUE MEASUREMENT
At December 31, 2023 and 2022 (Successor), the Company held Level 1 financial assets related to treasury bills measured at fair value on a recurring basis of $10.1 million and zero, respectively. There were no Level 1 financial liabilities measured or disclosed at fair value on a recurring basis as of December 31, 2023 and 2022.
The Company did not hold any Level 2 financial assets or liabilities that were measured or disclosed at fair value on a recurring basis as of December 31, 2023 and 2022.
At December 31, 2023 and 2022 (Successor), the Company held Level 3 financial liabilities related to the CVR and warrant liabilities measured at fair value on a recurring basis of $14.3 million and $13.7 million, respectively. There were no Level 3 financial assets measured or disclosed at fair value on a recurring basis as of December 31, 2023 and 2022.
NOTE 14. STOCKHOLDERS’ EQUITY AND PREFERRED STOCK
During December 2022, the Company entered into a share purchase agreement as a result of which the authorized and issued capital of the Company consists of:
Common Stock
The Company is authorized to issue 253,933,170 shares of Common Stock, of which 153,933,170 shares have been designated Class A Common Stock, $0.001 par value per share, none of which are issued and outstanding as of December 31, 2023 and 2022.
On December 21, 2022, 100,000,000 shares have been designated Class B Common Stock, $0.001 par value per share, 100,000,000 shares of which are issued and outstanding on December 31, 2023 and 2022, and are held by the Predecessor Parent.
Shares of Class A Common Stock and Class B Common Stock have the same rights and powers, rank equally; provided that the voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock, as described below.
Each share of Class B Common Stock shall be automatically, without further action by the holder thereof, converted into one (1) fully paid and non-assessable share of Class A Common Stock, upon (i) the occurrence of a transfer of such share of Class B Common Stock or (ii) an initial public offering (“IPO”).
As described in Note 1, the Common Stockholder has the right, but not the obligation, to redeem all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock on the one-year anniversary of the issuance date (Common Stockholder Call Option). Pursuant to agreement the call option closing date shall occur no later than 90 days from the date of the call notice. The Common Stockholder exercised the call option at the one-year anniversary date and the closing failed to occur within the 90 day period and as such the call right of the Common Stockholder Call Option terminated on March 31, 2024.
Preferred Stock
The Company is authorized to issue 16,034,483 shares of Preferred Stock, of which 3,654,170 shares have been designated Series A-1 Preferred Stock, 4,126,771 shares have been designated Series A-2 Preferred Stock, 4,126,771 shares have been designated Series A-3 Preferred Stock (together, “Senior Series A Preferred Stock”) and 4,126,771 shares have been designated Series A-4 Preferred Stock, $0.001 par value per share. On December 21, 2022, 3,654,170 series A-1 Preferred

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Stock shares and 4,126,771 Series A-2 Preferred Stock shares were issued and are held by one shareholder (Build Group), which are outstanding at December 31, 2023 and 2022 (Successor). There are no shares of A-3 or A-4 Preferred Stock outstanding at December 31, 2023 and 2022 (Successor).
The Series A-1 Preferred Stock shareholder has an option to purchase on the same terms and conditions up to $40.0 million in aggregate original issue price of additional shares of Series A-3 Preferred Stock provided that a Qualified Financing is consummated before June 30, 2023. No Qualified Financing Event occurred resulting in the expiration of this option.
Preferred Stock shares are convertible into class A common shares at a conversion price equal to the stated value per share of Series A Preferred Stock (initial stated value of Series A Preferred Stock is $9.6928). The conversion price is subject to adjustment based on issuance of additional shares of Class A common stock for no consideration or consideration per share less than the applicable conversion price. The conversion price is also subject to adjustment for standard anti-dilution provisions, and potential adjustment based on an effective offering price underlying an initial public offering. The shares may become mandatorily convertible upon the closing of a qualified public offering.
The preferred stock do not have a mandatory redemption date and were assessed at issuance for classification and redemption features requiring bifurcation. The Company presents as temporary equity any stock which (i) the Company undertakes to redeem at a fixed or determinable price on the fixed or determinable date or dates; (ii) is redeemable at the option of the holders, or (iii) has conditions for redemption which are not solely within the control of the Company, as described below.
The Senior Series A Preferred Stock has the right, but not the obligation, to put the Senior Series A Preferred Stock held back to the Company at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Senior Series A Preferred Stock on the one-year anniversary of the issuance date (initial redemption) or to put all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 300% of the applicable stated value then in effect with respect to such share of Senior Series A Preferred Stock beginning on the fourth anniversary of the issuance date (full redemption). The holders of the Series A Preferred Stock did not exercise their put option at the one-year anniversary date of the Series A Preferred Stock issuance date.
The redeemable convertible preferred stock is redeemable at the option of the holders which the Company determined is not solely within its control and thus has classified shares of redeemable convertible preferred stock as temporary equity until such time as the conditions are removed or lapse. The preferred stock which includes redemption features that are exercisable solely based on the passage of time are probable of becoming redeemable. The Company has determined the redemption amount and measured the securities at the highest of those amounts.
Pursuant to the election of the Senior Series A Preferred Stockholders to exercise either the initial or full redemption, the Common Stockholder has the right, but not the obligation, to redeem all shares of Senior Series A Preferred Stock held at a per share purchase price equal to the 175% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock on the one-year anniversary of the issuance date (initial redemption) or to redeem all shares of Series A-1, A-2 or A-3 Preferred Stock held at a per share purchase price equal to the 300% of the applicable stated value then in effect with respect to such share of Series A Preferred Stock beginning on the fourth anniversary of the issuance date (full redemption).
The Series A-4 shares may be redeemed beginning on the fifteenth anniversary of their issuance date based on the original issuance price of those Series A-4 shares.
Dividends for Senior Series A Preferred Stock compound annually and accrue at the rate per annum of eleven percent (11%) of the stated value of such share then in effect. Dividends accrue daily and are cumulative. Dividends are automatically deemed to be paid in kind, and the stated value with respect to each share of Senior Series A Preferred Stock is correspondingly increased by the accruing dividend, on a daily basis, and will not be paid by the Company in cash or in Common Stock. For the year ended December 31, 2023 (Successor), the stated value of the Senior Series A Preferred Stock increased by $9.2 million because of the accruing dividend.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
The holders of the Series A-4 Preferred Stock are entitled to receive, on a pari passu basis with the holders of the Common Stock, when, as, and if declared by the Board, out of any assets of the Corporation legally available therefore, such dividends as may be declared from time to time by the Board.
Voting Rights
Each holder of Class A Common Stock has the right to one (1) vote per share of Class A Common Stock held of record by such holder and each holder of Class B Common Stock has the right to ten (10) votes per share of Class B Common Stock held of record by such holder.
Each holder of outstanding shares of Senior Series A Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of Class A Common Stock into which the shares of Senior Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. Holders of Senior Series A Preferred Stock vote together with the holders of Common Stock as a single class and on an as converted to Class A Common Stock basis.
Each holder of outstanding shares of Series A-4 Preferred Stock shall have no voting right on any matter presented to the stockholders of the Company.
Right to Receive Liquidation Distribution
In the event of liquidation, dissolution or winding up of the Company, after the satisfaction of all amounts due under the Monroe Credit Agreement, holders of the Senior Series A Preferred Stock will be eligible for preferential payment out of the assets of the Company over the holders of the other share classes.
Common Stock Warrants
In connection with the conversion of the convertible promissory note to Series A-1 Preferred Stock and the purchase of Series A-2 Preferred Stock, the Company issued 8,804,870 of Common Stock warrants, $0.001 par value per share, which expire on December 31, 2032, to the Series A-1 Stockholder. The number of Common Stock warrants may increase by up 745,288 shares to 9,550,158 in total in the event that, and in proportion with, Series A-3 or Series A-4 Preferred Stock are subsequently issued. The Common Stock warrants each have an exercise price of $9.6928 per share, subject to certain adjustments, and may be exercised in whole or in part at any time prior to December 21, 2032, including on a cash or cashless exercise basis.
All Common Stock warrants remain unexercised and outstanding as of December 31, 2023 (Successor), and there were 8,804,870 Common Stock warrants outstanding as of December 31, 2023 (Successor).
The Common Stock warrants are classified within other non-current liabilities on the consolidated balance sheet as of December 31, 2023 (Successor) and were valued using an option pricing model. Changes in fair value are recognized through earnings within other income (expense), net on the consolidated and combined statements of operations and comprehensive loss.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
The following is a roll forward of the fair value of the Common Stock warrants for the periods from January 1, 2022 through December 20, 2022 (Predecessor), December 21, 2022 through December 31,2022 (Successor) and for the year ended December 31, 2023:

Balance on January 1, 2022 (Predecessor)	$—
Issuance of common stock warrants at fair value on December 21, 2022 (Successor)	132,073
Change in fair value	—
Balance on December 31, 2022 (Successor)	132,073
Change in fair value	924,511
Balance on December 31, 2023	$1,056,584
Preferred Stock Warrants
As part of the Monroe Credit Agreement, Monroe received 812,458 Series A-2 Preferred Stock warrants having a ten-year term that expires on December 21, 2032. The number of Series A-2 Preferred Stock shares that may be issued upon exercise is subject to increase based on adjustment to reduce the exercise price per share. The exercise price is equal to the lower of (a) the initial stated value of Series A Preferred Stock of $9.6928 per share and (b) 80% of the lowest price per share at which (i) the preferred equity of the Company is sold in the Company’s most recent Equity Financing (as defined in the preferred warrant agreement) or (ii) the common stock of the Company is being purchased in an Acquisition (as defined in the preferred warrant agreement). The Series A-2 Preferred Stock Warrants may be exercised in whole or in part at any time prior to December 21, 2032, including on a cash or cashless exercise basis.
All Series A-2 Preferred Stock warrants remain unexercised and outstanding as of December 31, 2023 (Successor), and there were 812,458 Preferred Stock warrants outstanding as of December 31, 2023 (Successor).
The Series A-2 Preferred Stock warrants were valued using a Monte-Carlo valuation method and recorded as preferred warrant liability within other non-current liabilities on the consolidated balance sheet. Changes in fair value are recognized through earnings within other income (expense), net on the consolidated and combined statements of operations and comprehensive loss.
The following is a roll forward of the fair value of the Series A-2 Preferred Stock warrants for the periods from January 1, 2022 through December 20, 2022 (Predecessor), December 21, 2022 through December 31,2022 (Successor) and for the year ended December 31, 2023:

Balance on January 1, 2022 (Predecessor)	$—
Issuance of preferred stock warrants at fair value on December 21, 2022 (Successor)	2,974,409
Change in fair value	—
Balance on December 31, 2022 (Successor)	2,974,409
Change in fair value	608,531
Balance on December 31, 2023	$3,582,940
NOTE 15. SALE OF BUSINESS UNIT
On December 1, 2023, the Company completed a sale of its subsidiary in Slovakia along with certain employees from India. Total proceeds received from the sale amounted to $1.3 million. The Company derecognized net assets of $0.1 million and recognized a pre-tax gain on the sale in the amount of $1.2 million which is reported within other income (expense), net on the consolidated and combined statements of operations and comprehensive loss.

AMELIA HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
NOTE 16. SUBSEQUENT EVENTS
In accordance with ASC 855, Subsequent Events, the Company evaluated subsequent events through October 22, 2024, the date these consolidated financial statements were available to be issued.
The Company utilized its Delayed Draw Term Loan Facility (Note 6) through March 31, 2024 and drew down on the facility in the amount of $6.0 million.
In January 2024, the Company instituted and adopted the 2024 Equity Incentive Plan (the 2024 Plan) whereby the Company may grant equity-based incentive awards to its employees, directors and consultants pursuant to the 2024 Plan. A total of 22,470,959 shares of the Company’s Class A Common Stock is reserved for sale and issuance under the 2024 Plan. In April 2024, pursuant to the 2024 Plan, the Company issued options to purchase 12,301,329 shares of the Common A shares of the Company with a strike price of $0.40 per share, and four-year vesting.
On June 30, 2024, the CVR was converted to 3,765,280 shares of Series A-4 Preferred Stock.
On August 6, 2024, SoundHound AI, Inc. (“SoundHound”) completed its acquisition of all the issued and outstanding shares of the Company pursuant to the stock purchase agreement by and among SoundHound, IPSoft Global Holdings, Inc., and BuildGroup, LLC. As a result of the acquisition, awards granted under the 2024 Plan were cancelled in exchange for no consideration.
Concurrent with the acquisition, the Company entered into a Second Amendment to the Monroe Credit Agreement and SoundHound paid $70 million to retire a majority of the Monroe Term Loan leaving a remaining balance of $39.69 million with a maturity date of June 30, 2026.